Exhibit 7

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Javier Foncerrada Izquierdo, Guillermo René Caballero Padilla, Víctor Manuel Gutierrez Lopez and Marco Antonio Slim Domit, each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule l3D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a “Filing”), relating to his beneficial ownership (direct or indirect) of any securities he may be deemed to beneficially own, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall remain in effect until January 1, 2031.

January 1, 2026

CONTROL EMPRESARIAL DE CAPITALES S.A. DE C.V. (f/k/a INVERSORA CARSO, S.A. DE C.V.)

/s/ Armando Ibañez Vazquez
By: Armando Ibañez Vazquez
Title: Attorney-in-Fact